EXHIBIT 10.4

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF

1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS.

IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE

ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE

SECURITY UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO

BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

ORAGENICS, INC.

CONVERTIBLE PROMISSORY NOTE

$1,956,000	September 30, 2013

FOR VALUE RECEIVED, the undersigned, Oragenics, Inc., a Florida corporation, with an address of 4209 Eisenhower Boulevard, Suite 125, Tampa, FL 33634 (together with its successors and permitted assigns, the “Maker”), hereby promises to pay to the order of Intrexon Corporation, a Virginia corporation (together with its successors and assigns, the “Holder”), at 1750 Kraft Drive, Suite 1400, Blacksburg, VA 24060, or at such other place as may be designated from time to time in writing by the Holder, without setoff, the principal sum of $1,956,000, or such lesser amount as may remain outstanding from time to time, together with simple interest thereon at the rate provided below, all in accordance with the following terms and provisions:

1. Definitions. The following terms, unless the context otherwise requires, have the following meanings:

(a) “Act” has the meaning set forth in the legend to this Note.

(b) “Conversion Price” shall equal the closing price per share on the last trading day immediately prior to the date of conversion.

(c) “Conversion Shares” has the meaning set forth in Section 8(a) of this Note.

(d) “Event of Default” has the meaning set forth in Section 14 of this Note.

(e) “Exclusive Channel Collaboration Agreement” means the Exclusive Channel Collaboration Agreement dated September 30, 2013 by and between the Maker and the Holder.

(f) “Holder” has the meaning set forth in the preamble to this Note.

(g) “Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases and (vii) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (vi) above) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or its non-recourse to the credit of that Person.

(h) “Maker” has the meaning set forth in the preamble to this Note.

(i) “Maturity Date” shall mean December 31, 2013, or such later date as may be agreed by the Holder with the Holder’s prior written consent.

(j) “Note” means the Promissory Note in accordance with all the terms and provisions set forth herein.

(k) “Stock Purchase and Issuance Agreement” means the Stock Purchase and Issuance Agreement, dated September 30, 2013, by and between the Maker and the Holder, as amended.

2. Stock Purchase and Issuance Agreement. This Note has been executed and delivered by the Maker pursuant to the terms and conditions of the Stock Purchase and Issuance Agreement. This Note represents partial payment of the technology access fee to be paid by Maker to Holder under the Exclusive Channel Collaboration Agreement in exchange for certain license rights and other good and valuable consideration.

3. Interest Rate. The unpaid principal balance of this Note outstanding from time to time shall bear interest at a simple rate of interest equal to three percent (3%) per annum. After the occurrence and during the continuance of an Event of Default, interest shall accrue on all amounts due hereunder at a simple rate of interest equal to five percent (5%) per annum. Interest shall be calculated on the basis of actual number of days elapsed over a year of three hundred sixty (360) days.

4. Interest Payments. Without the prior written consent of the Holder, the Maker shall not be permitted to make a payment of interest under this Note prior to the Maturity Date or such earlier date that this Note is repaid pursuant to Section 6 of this Note.

5. Principal Payments. If not sooner paid, the entire unpaid principal balance of this Note and all unpaid accrued interest thereon shall be due and payable on the Maturity Date.

6. Prepayment. This Note may be prepaid in whole or in part at any time at the election of the Maker.

7. Application of Payments. Payments made by the Maker pursuant to the terms of this Note shall be applied as follows: first, to any unpaid accrued collection costs and expenses; second, to any unpaid accrued interest; and third, to the principal balance of this Note.

8. Conversion.

(a) Conversion Election. Prior to the Maturity Date, the Maker shall have the right to convert the entire outstanding principal amount of this Note into a number of shares of the Maker’s common stock (the “Conversion Shares”). The number of Conversion Shares to be issued upon such conversion under this Section 8(a) shall be equal to the quotient obtained by dividing (i) the principal balance of the Note outstanding at the time of conversion by (ii) the Conversion Price (as adjusted for stock splits, stock dividends, recapitalizations and similar adjustments of the Common Stock).

(b) Shareholder Approval. Prior to exercising its right to convert this Note, the Maker shall take such actions as are reasonably necessary and advisable to permit the conversion of this Note into the Conversion Shares, including without limitation soliciting the requisite NYSE required shareholder approval to authorize the issuance of such Conversion Shares. The Maker agrees that, prior to receipt of the requisite NYSE required shareholder approval, it shall not have the right to convert this Note or to issue the Conversion Shares.

(d) Conversion Procedure.

(i) Conversion Notice. If this Note is converted pursuant to Section 8(a), the Maker shall give written notice to the Holder, notifying the Holder of its election to convert this Note and specifying the outstanding premium to be converted. Upon receipt of such notice, the Holder shall surrender this Note at the Maker’s principal executive office, or, if this Note has been lost, stolen, destroyed or mutilated, then, in the case of loss, theft or destruction, the Holder shall deliver an indemnity agreement reasonably satisfactory in form and substance to the Maker or, in the case of mutilation, the Holder shall surrender and cancel this Note. The Maker shall, as soon as practicable thereafter, issue and deliver to the Holder, at the address requested by the Holder, a certificate or certificates for the Conversion Shares to which the Holder shall be entitled upon such conversion (bearing any such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Maker). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt by Holder of the notice of conversion, and on and after such date the Person entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(ii) Condition to Conversion. It shall be a condition to the conversion of the Note in accordance with this Section 8 that the Maker obtain the requisite NYSE required shareholder approval to issue the Conversion Shares issuable upon conversion of the Notes.

(iii) Fractional Shares. No fractional shares shall be issued upon conversion of this Note. In lieu of the Maker issuing any fractional shares to the Holder upon the conversion of this Note, the Maker shall pay to the Holder in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional share.

(iv) Effect of Conversion. Upon conversion of this Note and issuance of the Conversion Shares, the Maker shall be forever released from all of its obligations and liabilities under this Note.

9. Assignment. Subject to the restrictions on transfer described in Section 11 of this Note, the rights and obligations of the Maker and the Holder shall be binding upon and inure to the benefit of the permitted successors, assigns, heirs, administrators and transferees of the parties hereto.

10. Amendment. Any provision of this Note may be amended or modified with the prior written consent of both the Holder and the Maker.

11. Transfer of this Note. Subject to applicable securities laws, the Holder may assign this Note or any of its rights hereunder to any of its Affiliates; provided that, for the avoidance of doubt, the Holder may not assign this Note or any of its rights hereunder to any Person that is not an Affiliate of the Holder without the prior written consent of the Maker. With respect to any such transfer of this Note, the Holder will give written notice to the Maker prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder’s counsel, in a form reasonably satisfactory to the Maker, to the effect that such offer, sales or other distribution may be effected without registration or qualification under any federal or state law then in effect. Promptly upon receiving such written notice and opinion of counsel, the Maker, as promptly as practicable but in no event later than five (5) Business Days after receipt of such notice and opinion, shall notify the Holder that the Holder may sell or otherwise dispose of this Note in accordance with the terms of the notice delivered to the Maker, subject to any additional applicable restrictions. If a determination has been made pursuant to this Section 11 that the opinion of counsel for the Holder is not reasonably satisfactory to the Maker, the Maker shall so notify the Holder promptly after such determination has been made. This Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Maker such legend is not required, in order to ensure compliance with the registration or qualification requirement of any federal or state law then in effect. The Maker may issue stop transfer instructions to its transfer agent in connection with such restrictions.

12. Shareholder Status. The Holder currently owns certain capital stock of Maker. Nothing contained in this Note shall be construed as conferring upon the Holder (prior to conversion in accordance with Section 8 of this Note) any additional rights to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any rights whatsoever as a shareholder of the Maker.

13. Negative Covenants. So long as there remains any outstanding and unpaid principal or interest under this Note, the Maker hereby agrees to abide by the restrictions and negative covenants set forth in this Section 13, unless the Maker first obtains the written consent of Holder to permit the Maker to take the action that would otherwise result in a breach of this Section 13.

(a) Maker Financing. The Maker shall not raise capital through the issuance of debt, or any instruments convertible into or exchangeable for debt, unless: (i) in connection with and contemporaneous with the closing of the financing for such capital raise, the Maker shall repay this Note in full, or (ii) prior to the closing of the financing for such capital raise Maker documents to Holder’s reasonable satisfaction that Maker shall have and shall retain sufficient liquidity to pay off the Note in full by the Maturity Date, and, after satisfying Holder, all such debt from the capital raise is subordinated to this Note.

(b) Obligations Under this Note. The Maker shall not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Holder hereunder.

14. Default and Remedies. If any of the events specified in this Section 14 shall occur (herein individually referred to as an “Event of Default”), the Holder shall, so long as such condition exists (after giving effect to any applicable cure period set forth below), declare the entire outstanding principal balance and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Maker.

(a) Default in the payment of the principal or unpaid accrued interest on this Note when due and payable if such default is not cured by the Maker within fifteen (15) Business Days after the Maker receives written notice of such default.

(b) A material default in the observance or performance of any other covenant or agreement contained in this Note, which default continues for a period of fifteen (15) Business Days after the Maker receives written notice specifying the default.

(c) Termination of the Exclusive Channel Collaboration Agreement other than as a result of Holder’s material breach of the Exclusive Channel Collaboration Agreement.

(d) The institution by the Maker of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under Title 11 of the United States Code, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Maker, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, which action is not dismissed within sixty (60) days of the commencement thereof.

(e) If, within sixty (60) days after the commencement of an action against the Maker (and service of process in connection therewith on the Maker) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Maker or all orders or proceedings thereunder affecting the operations or the business of the Maker stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Maker of any trustee, receiver or liquidator of the Maker or of all or any substantial part of the properties of the Maker, such appointment shall not have been vacated.

(f) The decision by the board of directors of the Maker to cease or substantially cease its operations or wind up the affairs of the Maker.

15. Allocation of Costs. If this Note is not paid in accordance with its terms, the Maker shall pay to the Holder, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued interest, including, but not limited to, reasonable attorneys’ fees, court costs and other costs for the enforcement of payment of this Note.

16. Waiver. No waiver of any obligation of the Maker under this Note shall be effective unless it is in a writing signed by the Holder. A waiver by the Holder of any right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time. The Maker hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, except as expressly provided for herein, and hereby consents to any delays, extensions of time, renewals or waivers that may be granted or consented to by the Holder hereof with respect to the time of payment or any other provision hereof.

17. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, electronic mail, courier service or personal delivery to the addresses listed in the Stock Purchase and Issuance Agreement. All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service, five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and upon receipt if sent via facsimile or electronic mail.

18. Governing Law. This Note is delivered in and shall be enforceable in accordance with the laws of the State of Florida (other than its conflict of laws principles) and shall be construed in accordance therewith, and shall have the effect of a sealed instrument.

19. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

20. No Personal Liability. Neither the officers, the directors or the shareholders of the Maker nor any Person executing this Note on behalf of the Maker shall be liable personally or be subject to any personal liability or accountability with respect to the obligations of this Note or the Stock Purchase and Issuance Agreement by reason of the issuance hereof.

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Exhibit 10.4

IN WITNESS WHEREOF, the Maker has executed and delivered this Note as a sealed instrument as of the date first above written.

Oragenics, Inc.

By:	/s/ John N. Bonfiglio
Name:	John N. Bonfiglio
Title:	President and CEO

[Signature Page to Promissory Note]